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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
Great Lakes Dredge & Dock Corporation
(Name of Registrant as Specified In Its Charter)

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Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, Illinois 60523
(630) 574-3000

April 14, 2008

Dear Stockholders:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, to be held on Wednesday, May 14, 2008, beginning at 10:00 A.M. Central Daylight Time at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523.

        Information about the meeting and the various matters on which the stockholders will vote is described in the Notice of Meeting and Proxy Statement included with this letter. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided as promptly as possible, whether or not you plan to attend the meeting. Finally, a copy of our Annual Report to Stockholders for the year ended December 31, 2007 is also enclosed for your review.

        I look forward to greeting you personally at the meeting.

Sincerely,

Douglas B. Mackie President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2008

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

        Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 14, 2008, beginning at 10:00 A.M. Central Daylight Time at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 for the following purposes:

  1.
  To elect three directors, each to serve for a three-year term or until their respective successor is elected and qualified;

  2.
  To ratify Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments of the Annual Meeting.

        Only holders of record of common stock as of the close of business on April 1, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

        In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2008 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Deborah A. Wensel Secretary
Oak Brook, Illinois April 14, 2008

TABLE OF CONTENTS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1—ELECTION OF DIRECTORS	5
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	12
PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITOR	17
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE COMPENSATION	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS	40
MISCELLANEOUS	42
INCORPORATION BY REFERENCE	43

i

Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, Illinois 60523
(630) 574-3000

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2008

This proxy statement and accompanying proxy card were mailed on or about April 14, 2008 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2008 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the "Annual Meeting" in this proxy statement. Throughout this proxy statement when the terms "Great Lakes," the "Company," "we," "our," "ours" or "us" are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the "Board."

Where will the Annual Meeting be held?

        The 2008 Annual Meeting will be held on Wednesday, May 14, 2008, at 10:00 A.M. Central Daylight Time, at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

        This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2007 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

        Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on April 1, 2008 will be entitled to vote at the 2008 Annual Meeting. As of this record date, there were a total of 58,459,824 shares of our common stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

        The presence at the 2008 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

        Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Shares owned by Great Lakes are not voted and do not count for quorum purposes. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Who is the record holder and what if the shares are held through a broker?

        If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

        If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in "street name," and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction card, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker's proxy card and bring it to the Annual Meeting.

How do record holders vote their shares?

        You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

        There are three ways to vote by proxy:

  •
  By telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

  •
  By Internet—You can vote by Internet by going to the website www.continentalstock.com and following the instructions on our proxy card; or

  •
  By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

        By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

  •
  vote for the election of all of our director nominees;

  •
  withhold authority to vote for all of our director nominees; or

  •
  vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card.

You may vote "FOR" or "AGAINST" or "ABSTAIN" from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

What if I do not vote for some of the matters listed on the proxy?

        If you vote by proxy without indicating your instructions, your shares will be voted FOR the election of our three director nominees and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

How can I revoke my proxy after it is submitted?

        A stockholder may revoke a proxy at any time prior to its exercise:

  •
  by giving to our Secretary a written notice of revocation of the proxy's authority, such notice to be delivered to our principal executive offices;

  •
  by submitting a duly elected proxy bearing a later date; or

  •
  by attending the 2008 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

        We will pay the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also hired Morrow & Co., LLC to assist in the solicitation of proxies.

Who should I contact with questions?

        Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC
470 West Avenue—3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400
Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the proposed nominees to the Board of Directors?

        The nominees for director for three-year terms will be elected provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors.

How many votes are necessary for the approval of our proposed independent auditor?

        Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the fiscal year ending December 31, 2008 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

What other matters will be acted upon at the Annual Meeting?

        As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2008 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

        Set forth below are the names, ages, positions and biographies of our directors as of April 14, 2008. The Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the first three listed directors for re-election to the Board of Directors for three-year terms:

Name	Age	Position
Douglas B. Mackie*	55	President, Chief Executive Officer and Director
Peter R. Deutsch*	51	Non-executive Director
Nathan D. Leight*	48	Non-executive Director
Jonathan W. Berger	49	Non-executive Director
Bruce J. Biemeck	58	Non-executive Director
Douglas C. Grissom	41	Non-executive Director
Thomas S. Souleles	39	Non-executive Director
Jason G. Weiss	38	Non-executive Director

*
Directors nominated for election at the 2008 Annual Meeting.

Composition of the Board of Directors

        Our Board is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Peter R. Deutsch, Nathan D. Leight and Douglas B. Mackie are the directors in the class whose term expires at the 2008 Annual Meeting. The Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Deutsch, Leight and Mackie for re-election and the three nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires. A plurality of the shares of common stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

        The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Peter R. Deutsch, Nathan D. Leight and Douglas B. Mackie, unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee in their discretion as recommended by the Board.

Nominees For Election at the 2008 Annual Meeting

Peter R. Deutsch, Director (Nominee for new term at 2008 Annual Meeting of Stockholders. Current term expires at the 2008 Annual Meeting of Stockholders.)	Mr. Deutsch has served as a member of our Board since our merger with a subsidiary of Aldabra Acquisition Corporation on December 26, 2006, referred to as the "Aldabra Merger" in this proxy statement. He was a member of Aldabra's Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Deutsch is an attorney in private practice. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institute of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee, the Criminal Justice Committee, and as Chairman of the Insurance Committee. Mr. Deutsch received a B.S. from Swarthmore College and a J.D. from Yale University Law School.

Nathan D. Leight, Director (Nominee for new term at 2008 Annual Meeting of Stockholders. Current term expires at the 2008 Annual Meeting of Stockholders.)
Mr. Leight has served as a member of our Board since the Aldabra Merger. He was Aldabra's Chairman of the Board of Directors from its inception in 2004 until completion of the Aldabra Merger. Mr. Leight is the co-founder, a managing member, and chief investment officer of Terrapin Partners LLC, established in August 1998, and Terrapin Asset Management, LLC and TWF Management Company, LLC. Terrapin Partners is a private investment management firm. Terrapin Asset Management focuses on the management of multi-manager hedge fund portfolios and, as of January 1, 2008, managed more than $500 million. TWF Management Company focuses on the management of a water industry-focused hedge fund and, as of January 1, 2008 managed more than $50 million. From March 2007 until February 2008 Mr. Leight was the Chairman of Aldabra 2 Acquisition Corp., a blank check company which raised $414 million of gross proceeds in its June 2007 initial public offering. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc. (NYSE: BZ), and Mr. Leight became a director of Boise Inc. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL LLC, an Internet-based steel marketplace, and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc., a special interest video content and technology provider. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion, and from February 1995 to August 1997, he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., an investment bank, where he oversaw the firm's proprietary trading department. Mr. Leight received a B.A. from Harvard College (cum laude). Mr. Leight is the cousin of Jonathan W. Berger, one of our directors.
Douglas B. Mackie, President and Chief Executive Officer, Director (Nominee for new term at 2008 Annual Meeting of Stockholders. Current term expires at the 2008 Annual Meeting of Stockholders.)
Mr. Mackie has served as a member of our Board and as our President and Chief Executive Officer since 1995. He joined Great Lakes in 1978 as Corporate Counsel. In 1987, he was named Senior Vice President. Mr. Mackie earned a J.D. from Northern Illinois University and an MBA from the University of Chicago. He is a former President of the Dredging Contractors of America.

Directors Whose Term Will Continue
Following the 2008 Annual Meeting

Jonathan W. Berger, Director (Term expires at 2010 Annual Meeting of Stockholders.)	Mr. Berger has served as a member of our Board since the Aldabra Merger. He was a member of Aldabra's Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Berger has been associated with Navigant Consulting, Inc., a New York Stock Exchange-listed consulting firm since December 2001, and is the managing director and co-practice area leader for the corporate finance practice. He has also been president of Navigant Capital Advisors, LLC, Navigant Consulting, Inc.'s registered broker-dealer, since October 2003. Mr. Berger is a director on the Board of Directors and is Chairman of the Audit Committee of Boise Inc., a paper and packaging company. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a certified public accountant. Mr. Berger is the cousin of Nathan D. Leight, one of our directors.
Bruce J. Biemeck, Director (Term expires at 2009 Annual Meeting of Stockholders.)
Mr. Biemeck has served as a member of our Board since the Aldabra Merger. Since April 1999, Mr. Biemeck has been a private real estate investor and developer and has acted as an independent consultant. From 1994 to April 1999, Mr. Biemeck was Senior Vice President, Chief Financial Officer and Treasurer of Great Lakes. Mr. Biemeck received a Bachelor of Science degree from St. Louis University and an M.B.A from the University of Chicago and is a Certified Public Accountant and member of the Financial Executives Institute.

Douglas C. Grissom, Director (Term expires at 2010 Annual Meeting of Stockholders.)
Mr. Grissom has served as a member of our Board since the acquisition of Great Lakes by Madison Dearborn Capital Partners IV, L.P., referred to as "MDCP IV" in this proxy statement, in December 2003, and he remained a director following the Aldabra Merger. Since June 2007, Mr. Grissom has been a Managing Director at Madison Dearborn Partners, LLC, referred to as "MDP" in this proxy statement, a private equity investment firm. Prior to joining MDP, Mr. Grissom was with Bain Capital, Inc., an alternative asset management firm in private equity, McKinsey & Company, Inc., and Goldman, Sachs & Co. Mr. Grissom concentrates on investments in the communications sector and currently serves on the Boards of Directors of Asurion Corporation, a wireless handset insurance and roadside assistance provider, and Cbeyond Communications, Inc., a voice and broadband Internet provider. Mr. Grissom also serves on the Board of the Children's Inner City Educational Fund. Mr. Grissom received an A.B. from Amherst College and an M.B.A. from the Harvard Graduate School of Business Administration.
Thomas S. Souleles, Director (Term expires at 2009 Annual Meeting of Stockholders)
Mr. Souleles has served as a member of our Board since the acquisition of Great Lakes by MDCP IV in December 2003, and he remained a director following the Aldabra Merger. Since 2000, Mr. Souleles has been a Managing Director of MDP. Mr. Souleles concentrates on investments in the basic industries sector and currently serves on the Boards of Directors of: Boise Inc., a paper and packaging company, Forest Products Holdings, LLC (d.b.a. Boise Cascade, LLC), a wood products manufacturer and building materials distributor, Magellan GP, LLC, Magellan Midstream Holdings GP, LLC, a refined petroleum products transported and distributor, and US Power Generating Company, an electric power generating company. Mr. Souleles also serves on the Board of Directors of The Children's Memorial Medical Center, and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter. Mr. Souleles received an A.B. from Princeton University, a J.D. from Harvard Law School and an M.B.A. from the Harvard Graduate School of Business Administration.

Jason G. Weiss, Director (Term expires at 2009 Annual Meeting of Stockholders)
Mr. Weiss has served as a member of our Board since the Aldabra Merger. He was Aldabra's Chief Executive Officer, Secretary and a member of Aldabra's Board of Directors from Aldabra's inception in 2004 until the completion of the Aldabra Merger. Mr. Weiss is the co-founder and a managing member of Terrapin Partners LLC, established in August 1998, and Terrapin Asset Management, LLC and TWF Management Company LLC. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corp. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc. (NYSE: BZ), and Mr. Weiss became a director of Boise Inc. From March 1999 to December 1999, Mr. Weiss served as the chief executive officer of PaperExchange.com, Inc., a web-based trading platform for paper and pulp, and from December 1999 to March 2000 he served as executive vice president of strategy. He also served as a managing member of e-STEEL LLC, an Internet-based steel marketplace, from September 1998 to March 1999. Mr. Weiss also served as a managing member of Terrapin's portfolio company, American Classic Sanitation, LLC, a temporary site services provider from August 1998 to December 2000 and from January 2004 to March 2004. He also served as its chief executive officer from August 1998 to December 1999. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School.

Family Relationships

        Two of our directors, Jonathan W. Berger and Nathan D. Leight, are cousins.

Agreements with Respect to Nominees

        The investor rights agreement by and among Great Lakes, Aldabra, MDCP IV, certain Aldabra stockholders, and certain of our stockholders provides that MDCP IV has the right to nominate the number of directors to our Board that is proportional to the voting power represented by the shares of our capital stock owned by MDCP IV, until such time as MDCP IV owns less than 5% of the voting power of our capital stock. MDCP IV currently owns 24.51% of our outstanding common stock.

        In connection with this Proposal 1, MDCP IV has not nominated any of the directors up for reelection at the 2008 Annual Meeting, as their designated nominees, Messrs. Grissom and Souleles, are currently serving continuing terms on the Board. See "Certain Relationships and Related Transaction—Agreements with Related Persons—Investor Rights Agreement."

Vote Required and Recommendation

        The nominees for director will be elected for three-year terms provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the three persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our Board of Directors currently consists of eight members and has a separately standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The following table provides membership information during fiscal 2007 and through April 14, 2008 for each of our Committees of the Board of Directors:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Jonathan W. Berger	X	*
Bruce J. Biemeck	X		X	**
Peter R. Deutsch	X				X	***
Douglas C. Grissom			X		X	*
Thomas S. Souleles			X	*	X
Jason G. Weiss			X	**
Nathan D. Leight					X	***

*
Denotes Committee Chairperson

**
Mr. Weiss was replaced, solely for independence purposes, by Mr. Biemeck as a member of the Compensation Committee on March 11, 2008.

***
Mr. Leight was replaced, solely for independence purposes, by Mr. Deutsch as a member of the Nominating and Corporate Governance Committee on March 11, 2008.

        Below is a description of each Committee of our Board of Directors.

        Audit Committee.    The Audit Committee is comprised of Messrs. Berger, Biemeck and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Mr. Berger and Mr. Biemeck are each an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee charter requires that all of its members be "independent directors," as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

        The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

  •
  monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

  •
  monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

  •
  hiring and firing our auditor and approving any non-audit work performed for us; and

  •
  providing an avenue of communication among the independent auditor, management and our Board.

        The Audit Committee held five meetings and took one action by written consent during fiscal 2007.

        Compensation Committee.    During 2007 and through March 10, 2008, the Compensation Committee was comprised of Messrs. Grissom, Souleles and Weiss. On March 11, 2008, solely for independence purposes, Mr. Biemeck replaced Mr. Weiss as a member of the Compensation Committee. Currently, the Compensation Committee is comprised of Messrs. Grissom, Souleles and Biemeck, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market.

        Messrs. Grissom, Souleles and Biemeck are each considered to be a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this proxy statement, and an "outside director" under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Tax Code" in this proxy statement.

        Because Mr. Weiss was previously an executive officer of ours prior to the Aldabra Merger, he did not qualify as an "outside director" solely for purposes of section 162(m) of the Tax Code or as a "non-employee director" solely for rule 16b-3 purposes. Consequently, Mr. Weiss recused himself in fiscal 2007 from voting in connection with any compensation matters in which Rule 16b-3 or Section 162(m) issues may arise, whether made by the Compensation Committee or the full Board.

        The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer's performance in light of these goals and approving the chief executive officer's compensation level based on this evaluation;

  •
  screening and recommending to the full Board individuals qualified to become chief executive officer;

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  establishing total compensation for the Board and approving total compensation for senior executives, including oversight of all senior executive benefit plans;

  •
  overseeing our general cash-based and equity-based incentive plans; and

  •
  producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement.

        The Compensation Committee held one meeting during fiscal 2007.

        Nominating and Corporate Governance Committee.    During 2007 and through March 10, 2008, the Nominating and Corporate Governance Committee was comprised of Messrs. Grissom, Souleles and Leight. On March 11, 2008, solely for independence purposes, Mr. Deutsch replaced Mr. Leight as a member of the Compensation Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Messrs. Grissom, Souleles and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market.

        The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

  •
  developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

  •
  overseeing evaluations of the Board, individual Board members and the Board committees; and

  •
  overseeing our compliance with ethics policies and considering matters of corporate governance.

        The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Committee believes that nominations should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates for the position of director, the Nominating and Governance Committee considers an individual's skills, age, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. Candidates that appear to best fit the needs of the Board and us are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Governance Committee extends an invitation to the candidate to join the Board.

        The Nominating and Corporate Governance Committee will consider nominees for election or appointment to the Board who are recommended by our stockholders, provided that a complete description of such nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations, provided further that nominations by stockholders must be made in accordance with our By-Laws. See "Proposals for the 2009 Annual Meeting" below. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523 and should not include self-nominations.

        The Nominating and Corporate Governance Committee recommended Messrs. Deutsch, Leight and Mackie to the Board as director nominees for election at the 2008 Annual Meeting of Stockholders. See "Proposal 1—Election of Directors."

        The Nominating and Corporate Governance Committee held one meeting during fiscal 2007.

        Other Committees.    Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

        Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held six meetings and took action by written consent one time during fiscal 2007. Each member of the Board attended at least 75% of all meetings of the Board and those Board Committees on which he served in 2007. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In November 2007, six members of the Board attended our Annual Meeting of Stockholders.

Executive Sessions of Non-Management Directors and Independent Directors

        The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session. The Chairs of each of the Committees together select a director to serve as the Chair of each executive session of independent directors. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in "Communications with the Board of Directors."

Director Independence

        The Board of Directors has determined that Messrs. Berger, Biemeck, Deutsch, Grissom and Souleles, constituting a majority of the Board, are independent directors, as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Prior to July 19, 2007, we were a "controlled company" within the meaning of the NASDAQ Marketplace Rules. In connection with the exercise of our outstanding warrants, which were called for redemption on June 19, 2007 and, as of July 19, 2007, all of which were exercised or redeemed, MDCP IV ceased to own 50% or more of our outstanding common stock. As a result, our Compensation Committee and our Nominating and Corporate Governance Committee were required to be comprised solely of independent directors within one year from ceasing to be a "controlled company."

        In reaching the conclusion that Mr. Berger is independent, the Board of Directors considered the fact that he is the cousin of Mr. Leight. In reaching the conclusion that Mr. Biemeck is independent, the Board considered the fact the he served as chief financial officer of Great Lakes from 1994 to 1999. The Board concluded that these relationships did not impact the independence of these directors under applicable NASDAQ Marketplace Rules.

Code of Ethics

        We have adopted a written Code of Business Conduct and Ethics that applies to all our employees, including our principal executive officer, principal financial officer, controller, and persons performing similar functions. Our code of ethics can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors, in accordance with applicable laws and regulations. A copy also may also be obtained by writing to our Secretary at our principal executive office.

Communication with the Board of Directors

        We have not adopted a formal process for stockholder communications with our Board of Directors, but stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or Committee chairs) or group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors
c/o Senior Vice President—Finance and Secretary
Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, Illinois 60523.

        Any such communication will be promptly distributed by the Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. To date, we have not considered it necessary to adopt a more formal process for stockholder communications with the Board of Directors. Nevertheless, during the upcoming year the Board of Directors will continue to monitor whether it would be appropriate to adopt a formal process.

Compensation of Directors

        Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Compensation Committee has the primary responsibility to review and consider any revisions to directors' compensation. Director compensation is reviewed annually by the Compensation Committee, with recommendation to the full Board, and approves changes to director pay. In fiscal 2007, the Compensation Committed did not utilize a compensation consultant.

        In fiscal 2007, directors who are not our employees each received $60,000 in cash per year, payable quarterly, except that Messrs. Grissom, Souleles, Leight and Weiss declined any such fees.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITOR

        The Audit Committee of the Board of Directors, subject to stockholder ratification, has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008. During fiscal year 2007, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See "Matters related to Independent Public Accountants—Professional Fees." Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

        Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the fiscal year ending December 31, 2008 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

        Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in fiscal 2007, except as otherwise noted in this paragraph. Mr. J. Christopher Gillespie filed two late Forms 4—Statements of Changes of Beneficial Ownership of Securities with respect to a purchase of shares on December 27, 2006, which Form was filed on January 3, 2007, and with respect to a sale of shares on July 13, 2007, which Form was filed on July 17, 2007. Mr. Steven W. Becker filed a late Form 4—Statement of Changes in Beneficial Ownership with respect to a sale of shares on July 16, 2007, which Form was filed on July 20, 2007. Mr. Douglas B. Mackie filed a late Form 4—Statement of Changes in Beneficial Ownership with respect to a sale of shares on November 12, 2007, which Form was filed on November 15, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table is based on 58,459,824 shares of common stock outstanding as of April 4, 2008, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

  •
  each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Madison Dearborn(1)(2)	14,328,918	24.51%
FMR LLC(3)	8,768,973	15.00%
Hound Partners LLC, Hound Performance LLC and Jonathan Auerbach(4)	4,783,323	8.18%
Douglas B. Mackie(5)(6)	459,712	*
Richard M. Lowry(5)	418,215	*
Deborah A. Wensel(5)(7)	111,018	*
David E. Simonelli(5)	63,783	*
Kyle Johnson(5)	44,803	*
Jonathan Berger(8)	20,400	*
Bruce J. Biemeck(9)	2,500	*
Peter Deutsch(10)	21,800	*
Douglas C. Grissom(1)(11)	—	—
Nathan Leight(12)	1,767,000	3.02%
Thomas S. Souleles(1)(11)	—	—
Jason Weiss(13)	1,060,750	1.81%
All directors and executive officers as a group (18 persons)	4,311,462	7.38%

*
Denotes less than 1%.

(1)
The address for each of Madison Dearborn Capital Partners IV, L.P. ("MDP") and Messrs. Souleles and Grissom is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(2)
Includes: 14,257,572 shares directly owned by MDP and 71,346 shares directly owned by Special Co-Invest Partners I ("Co-Invest"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV (which is the general partner of MDP) that have the power, acting by majority vote, to vote or dispose of the shares held by MDP. William S. Kirsch, as the managing general partner of Co-Invest, has the power to vote or dispose of the shares held by Co-Invest. The address for each of MDP, MDP IV, and Co-Invest is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(3)
Includes (i) 8,238,148 shares beneficially owned by Fidelity Management & Research Company, referred to as "Fidelity," a wholly-owned subsidiary of FMR Corp., referred to as "FMR," and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address for Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III, the Chairman of FMR, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 8,238,148 shares owned by the funds; (ii) 345,874 shares beneficially owned by Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The address for Pyramis is 53 State Street, Boston, Massachusetts 02109. Edward C. Johnson III, the Chairman of FMR, and FMR, through its control of Pyramis, each has sole dispositive power over the 345,874 shares and sole power to vote or to direct the voting of 310,774 of the shares owned by the institutional accounts managed by Pyramis; (iii) 184,951 shares beneficially owned by Fidelity International Limited, referred to as "FIL," which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Partnerships controlled predominantly by members of the family of Edward C. Johnson III, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. The information contained in this footnote (3) was derived from the Schedule 13G/A filed by FMR and various affiliated entities with the SEC on February 14, 2008. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Jonathan Auerbach is the managing member of Hound Performance, LLC ("Hound Performance") and Hound Partners, LLC ("Hound Partners LLC"), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP ("Hound Partners LP") and Hound Partners Offshore Fund, LP ("Hound Offshore"). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,378,415 shares of our common stock. Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,404,908 shares of our common stock. Hound Performance and Hound Partners LLC, as the general partner and investment manager, respectively, to Hound Partners LP and Hound Offshore, together with Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC, may be deemed to be the beneficial owners of, and each has the shared power to vote, dispose, or direct the voting or disposition of 4,783,323 shares of our common stock. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178. The information in this footnote (4) was derived from a Schedule 13G filed by Hound Partners LLC and its affiliated entities with the SEC on February 14, 2008.

(5)
The address for each of Messrs. Mackie, Lowry, Simonelli and Johnson and Ms. Wensel is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(6)
Includes (i) 94,767 shares held by Mr. Mackie's children directly and shares held in trust for Mr. Mackie's children, and (ii) 12,000 shares held by the wife of Mr. Mackie.

(7)
Shares are held by the Deborah A Wensel Living Trust, for which Ms. Wensel serves as trustee.

(8)
The business address for Mr. Berger is c/o Navigant Consulting, Inc., 1180 Peachtree Street, N.E., Suite 1900, Atlanta, Georgia 30309.

(9)
The address for Mr. Biemeck is 39851 N. Old Stage Road, Cave Creek, Arizona 85331.

(10)
The business address for Mr. Deutsch is P.O. Box 817689, Hollywood, Florida 33081.

(11)
Mr. Souleles and Mr. Grissom are managing directors of MDP LLC, the general partner of MDP IV, which in turn is the general partner of MDP. As a result, Mr. Souleles and Mr. Grissom may be deemed to share beneficial ownership of the shares owned by MDP. Each of Messrs. Souleles and Grissom disclaims beneficial ownership of the shares held of record by MDP, except to the extent of any pecuniary interest.

(12)
Includes (i) 367,250 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight's family of which his wife is the trustee, (ii) 33,000 shares of common stock held by the wife of Mr. Leight, and (iii) 4,000 shares of common stock held by various family trusts. The business address for Mr. Leight is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(13)
Includes (i) 475,884 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000, (ii) 584,466 shares of common stock held by the JGW Grantor Retained Annuity Trust 2006 dated June 15, 2006, a trust established by Mr. Weiss, and (iii) 400 shares of common stock held by various family trusts and IRAs. Does not include 92,150 shares of common stock held by the JGW Trust dated August 18, 2000, a trust established for the benefit of Mr. Weiss's family. Mr. Weiss disclaims beneficial ownership of the shares held by the JGW Trust because they were irrevocably transferred to the trust and Mr. Weiss is not the trustee. The business address for Mr. Weiss is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        On December 26, 2006, as a result of the Aldabra Merger, we became a public company and our common stock was listed on The Nasdaq Global Market. The Compensation Committee, of which Mr. Souleles is Chairman, is responsible for the oversight, implementation and administration of all of the executive compensation plans and programs. The Compensation Committee determines all of the components of compensation of the chief executive officer, and, in consultation with the chief executive officer, determines the compensation of the remaining executive officers.

        Consistent with these objectives, the compensation paid to our named executive officers has reflected our performance over the past several years. Below we provide a more detailed explanation of the compensation and benefit programs for our named executive officers, including a description of our philosophy, plans and processes. Throughout this analysis, our chief executive officer and chief financial officer during fiscal 2007, as well as other individuals included in the Summary Compensation Table below, are referred to as the "named executive officers."

Compensation Policies and Practices

        The primary objectives of our executive compensation program in 2007 were to:

  •
  Attract and retain the best possible executive talent,

  •
  Achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives, and

  •
  Align executives' incentives with stockholder value creation.

        Our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value. A substantial portion of the executive's overall compensation is tied to our financial performance, specifically operating earnings and EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards. Executive compensation consists of base salary and annual cash bonus incentives. We did not issue any securities or awards under our Long-Term Incentive Plan in 2007.

        Base Salary.    Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2007 base salaries of the executive officers, a number of factors were considered, including the years of service of the individual, the individual's duties and responsibilities, the ability to replace the individual, and market data on similar positions with competitive companies as information becomes available to us informally through recruitment, search consultants in connection with recent hiring efforts and through the directors' experience with other companies. We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent.

        Salaries for executive officers are reviewed on an annual basis by the Compensation Committee, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Increases in salary are based on evaluation of factors such as the individual's level of responsibility and performance.

        CEO, COO and CFO Compensation.    In determining the compensation of Douglas B. Mackie, our President and Chief Executive Officer, Richard M. Lowry, our Executive Vice President and Chief Operating Officer, and Deborah A. Wensel, our Senior Vice President and Chief Financial Officer, the Compensation Committee considered our operating and financial performance as a whole, as well as each executive's satisfaction of his or her responsibilities associated with each of their respective positions. The Compensation Committee believes, and it has structured compensation accordingly, that the compensation of these named executive officers should have an agreed to base salary and a significant component of their compensation package which is performance-based, as described in this section of the proxy statement.

        Employment Agreements.    On July 2, 2007 we entered into new employment agreements with Mr. Mackie, Mr. Lowry, and Ms. Wensel. The employment agreements, other than specific levels of compensation and certain severance payment terms, are substantially similar to each other. The employment agreements set forth a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a termination of employment as a result of "cause" "good reason" or "change in control." These terms are defined, and the implications of a termination of employment for any of these reasons is set forth below, under Executive Employment Arrangements in this proxy statement. The basic structure of the terms of the employment arrangements were a result of negotiated agreements intended to insure retention of senior management by providing financial security and stability following the Aldabra Merger, and were structured to provide economic incentives for continued compliance with the continuing non-competition and confidentiality covenants in the employment agreements that survive termination of employment.

        Annual Cash Bonus Incentive.    Our chief executive officer, chief financial officer and chief operating officer are eligible to receive annual cash bonuses equal to a percentage of their annual salary based upon our achievement of a targeted dredging EBITDA, as described in the following table. EBITDA under our annual cash bonus plan is calculated as net income (loss), adjusted for earnings before interest income, taxes, depreciation and amortization with respect to our dredging segment. The Compensation Committee retains discretion to adjust targeted dredging EBITDA, in order to assure that the intents and purposes of the compensation plan are effectuated. Reasons for adjustments could include removing the effects of unanticipated events, such as unbudgeted accounting changes, project restructurings, balance sheet adjustments and similar items which unless excluded would produce unintended consequences that are inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. For 2007, the Compensation Committee added back charges related to our secondary offering of stock, expenses associated with being a publicly-traded company and costs related to our efforts to reduce our personal injury lawsuits in Texas.

Actual Dredging EBITDA (as defined)	Bonus Award— CEO and COO	Bonus Award—CFO
=90% of Budgeted EBITDA	35% of annual salary	23.75% of annual salary
=Budgeted EBITDA	70% of annual salary	47.5% of annual salary
=120% of Budgeted EBITDA	140% of annual salary	95% of annual salary

        Between each EBITDA threshold, the bonus pool is interpolated based upon actual EBITDA. The Compensation Committee set targeted dredging EBITDA for 2007 at $50.5 million. For 2007, we achieved 106% of targeted dredging EBITDA and paid bonuses of 90% to the chief executive officer and chief operating officer and 61% to the chief financial officer of annual salary. As a result, on March 7, 2008, Mr. Mackie received a cash bonus of $389,250, Mr. Lowry received a cash bonus of $374,830, and Ms. Wensel received a cash bonus of $163,250 with respect to our performance in fiscal 2007.

        Annual performance bonuses are also awarded to management employees (other than the chief executive officer, chief financial officer and chief operating officer) based on our performance and individual performance. In fiscal 2007, management employees were eligible to receive bonuses based upon the achievement of targeted dredging EBITDA. The Compensation Committee is responsible for administering the plan. A bonus pool is established based upon budgeted EBITDA as follows:

Actual Dredging EBITDA (as defined)	Bonus Pool
<70% of Budgeted EBITDA	No bonus pool
=70% of Budgeted EBITDA	6.75% of eligible salaries
=100% of Budgeted EBITDA	13.5% of eligible salaries
=130% of Budgeted EBITDA	27% of eligible salaries

        Between each EBITDA threshold, the bonus pool is interpolated based upon actual EBITDA. For 2007, a bonus pool of 16% of eligible salaries was established based upon the achievement of 106% of budgeted EBITDA. Individual bonus payments from the pool are discretionary.

        Long Term Incentive Awards.    Since MDCP IV's acquisition of GLDD Acquisitions Corp. in 2003, we have not issued any stock options or restricted stock. However, in connection with MDCP IV's acquisition, each executive officer was given the opportunity to purchase equity in GLDD Acquisitions Corp. on the same terms as MDCP IV. These equity interests were converted into common stock in connection with the Aldabra Merger. The Compensation Committee believes that the substantial equity ownership of management further encourages executive officers to operate the business in a manner that enhances stockholder value.

        While incentive equity has not historically comprised a portion of executive compensation arrangements, the Board believes strongly that incentive equity will align the interests of management, employees and the stockholders, and therefore we sought and obtained approval of the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan at the 2007 Annual Meeting held on November 7, 2007.

        Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan.    Our 2007 Long-Term Incentive Plan, referred to as the 2007 Plan, enables us to make stock-based and non-stock awards to our eligible employees, including the named executive officers, consultants, and non-employee directors who share the responsibility for the management, growth, and protection of our business or who, in the opinion of the compensation committee of the Board, provides services yielding significant benefits to us. The 2007 Plan provides for the grant of:

  •
  incentive stock options,

  •
  non-qualified stock options,

  •
  stock appreciation rights,

  •
  performance units,

  •
  restricted stock awards,

  •
  restricted stock units, or

  •
  any combination of the foregoing.

        The purpose of the 2007 Plan is to provide competitive incentives that will enable us to attract, retain, motivate, and reward persons who render services that benefit us or other enterprises in which we have a significant interest. The purpose is also to give such persons an interest parallel to the interests of our stockholders, generally.

        The 2007 Plan reserves 5,800,000 shares of our common stock. Not more than 1,000,000 shares may be issued or transferred pursuant to incentive stock options. Also, not more than 3,000,000 of the total number of shares that may be issued pursuant to the 2007 Plan may be issued pursuant to awards that are not appreciation-only awards. For this purpose, appreciation-only awards generally mean stock options and stock appreciation rights, the exercise price of which is equal to at least 100% of fair market value on the date of grant of the stock options or stock appreciation rights. No participant will be granted an option or options under the 2007 Plan for an aggregate number of shares in excess of 1,160,000.

        The maximum number of shares of common stock with respect to which awards may be granted to any participant during any calendar year under the 2007 Plan is 580,000 shares. The maximum amount of money that any employee or other eligible person may receive in payment of dollar-denominated awards that are granted to such person in any one calendar year is $1,000,000 (or the equivalent thereof in shares of common stock). Dollar-denominated awards are performance unit awards and any other incentive awards the value of which is based on a specified amount of money (other than an amount of money equal to the fair market value of a specified number of shares of common stock). Dollar-denominated awards may be paid in the form of money or shares of common stock or a combination of the two.

        The 2007 Plan is to be administered by our Compensation Committee. Within the parameters set forth in the 2007 Plan, the Compensation Committee determines who are eligible participants, selects the eligible participants who are to receive awards, determines the type of awards to grant (including whether an award is to qualify as performance-based compensation), determines the number of shares of common stock and amount of money to be subject to each award, determines the terms and conditions of the awards (including the exercise price of options), and determines any adjustments to be made for stock splits and other changes in capitalization or corporate structure. The Compensation Committee interprets the 2007 Plan and is authorized to make all determinations and decisions related to the 2007 Plan.

        The Compensation Committee may grant any award under the 2007 Plan as an award that qualifies as performance-based compensation, or as an award that does not qualify as performance-based compensation. Except for appreciation-only awards, awards that qualify as performance-based compensation, including but not limited to performance share awards and performance unit awards that qualify as such, will be paid on account of the attainment of a pre-established, objective performance goal over a period of at least one year that is based on one more or more financial measures and that are intended to qualify under Section 162(m) of the Tax Code, including net earnings, operating earnings or income, earnings growth, net income, net income applicable to shares, gross revenue or revenue by pre-defined business, revenue backlog, margins realized on delivered shares, cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital, earnings per share, return on stockholders' equity, stock price, return on common stockholders' equity, return on capital, return on assets, economic value added

(income in excess of cost of capital), customer satisfaction, cost control or expense reduction, or ratio of operating expenses to operating revenues. The performance goals may be based upon attaining levels of performance under one or more measures described above in absolute terms or relative to the performance of a peer group, and may be based on consolidated results or our results, one of our subsidiaries, a business unit, or a product or service.

        Following the end of a performance period applicable to a performance goal, the Compensation Committee will determine the value of the performance-based compensation awards granted for the period based on the attainment of the pre-established objective performance goals.

        Other Programs.    The named executive officers are also provided with life and medical insurance, 401(k) matching and profit sharing and a car allowance program. We also sponsor a 401(k) lost benefit plan, which provides an additional bonus to executive officers who are unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits. Executive officers receive additional compensation due to dollar limitations on benefits and contributions under the Internal Revenue Service Code to our 401(k) plan. Section 402(g)(3) of the IRS Code limits elective deferrals into our qualified 401(k) plan. Section 415(c)(1)(A) limits the total annual contribution into the plan.

        Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee's salary and bonus that is contributed to his or her 401(k) account. However, as indicated, the IRS limits the annual elective deferrals by an employee to a qualified plan. We therefore provide additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive's salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount is then grossed up and paid as cash compensation to the executive.

        We also may provide a profit share contribution to an employee's 401(k) account as a percentage (between 0% and 10%) of the employee's salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $45,000 for 2007. We therefore provide additional compensation to make up for the lost profit sharing amount which cannot be contributed because the executive has hit the maximum annual contribution amount allowed by the IRS limitations. This amount is also grossed up and paid as cash to the executive.

        We do not sponsor any defined benefit plans or deferred compensation plans.

Benchmarking and Role of Compensation Consultants

        During 2007, we did not engage in the benchmarking of executive compensation and did not engage an executive compensation advisor. Also, since we had recently become public and did not have a history of equity compensation, the Compensation Committee did not use tally sheets. In January 2008, however, our Compensation Committee independently sought the advice of Hewitt Associates LLC, referred to as Hewitt, to begin providing independent executive compensation advisory services. Commencing on or about February 2008, Hewitt has begun to assist in the design of compensation payable to our executives and other compensation matters. They are also available to assist in analysis of the compensation market consistent with comparable peer groups, assist in the structuring of long-term incentive programs, including our 2007 Long-Term Incentive Plan, and the roll-out of new compensation programs that have not yet been addressed since we became a public company. It is the intent of the Compensation Committee that Hewitt will take direction solely from the Compensation Committee. Billing by Hewitt will be provided directly to, and approved for payment by, the Compensation Committee.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

The Compensation Committee of the Board:

Thomas S. Souleles, Chairman
Bruce J. Biemeck
Douglas C. Grissom

EXECUTIVE COMPENSATION
Summary Compensation Table For Year Ended December 31, 2007

        The following table sets forth the compensation for the services in all capacities to us or our subsidiaries for the years ended December 31, 2007 and 2006 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2007, whose total annual salary and bonus exceeded $100,000, referred to as the "named executive officers" in this proxy statement:

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)		Total

Douglas B. Mackie, President and Chief Executive Officer	2007 2006	$ $	432,000 400,000		— —	— —	— —	$ $	389,250 497,548	— —	$ $	177,040 170,344	$ $	998,290 1,067,892

Deborah A. Wensel, Senior Vice President Chief Financial Officer and Treasurer	2007 2006	$ $	267,000 239,000		— —	— —	— —	$ $	163,250 201,729	— —	$ $	87,447 77,760	$ $	517,697 518,489

Richard M. Lowry, Executive Vice President and Chief Operating Officer	2007 2006	$ $	416,000 385,000		— —	— —	— —	$ $	374,830 478,890	— —	$ $	168,654 160,669	$ $	959,484 1,024,559

David E. Simonelli, Vice President Chief Site Manager	2007 2006	$ $	175,000 165,000	$ $	80,000 83,750	— —	— —		— —	— —	$ $	41,409 42,000	$ $	296,409 290,750

Kyle D. Johnson, Vice President Chief Contract Manager	2007 2006	$ $	160,000 151,500	$ $	75,000 80,000	— —	— —		— —	— —	$ $	38,842 39,516	$ $	273,842 271,016

(1)
Represents discretionary cash bonuses paid to the named executive officers.

(2)
Represents cash bonuses paid under the annual cash bonus plan based upon the achievement of EBITDA-based targets for 2007. Such bonuses were paid in 2008. See "Compensation Discussion and Analysis" for further information.

(3)
The dollar value of the amounts shown in this column for 2007 includes the following:

Name	Car Allowance	401(k) Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Total

Douglas B. Mackie	$13,200	$134,340	$14,000	$15,500	$177,040

Deborah A. Wensel	$12,000	$45,947	$14,000	$15,500	$87,447

Richard M. Lowry	$12,000	$127,154	$14,000	$15,500	$168,654

David E. Simonelli	$8,400	$3,509	$14,000	$15,500	$41,409

Kyle D. Johnson	$8,400	$942	$14,000	$15,500	$38,842

  (a)
  See the description of the cash compensation for the 401(k) lost benefit plan in "Compensation Discussion and Analysis."

Grant of Plan Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Douglas B. Mackie	February 2007	—	302,400	604,800

Deborah A. Wensel	February 2007	—	126,825	253,650

Richard M. Lowry	February 2007	—	291,200	582,400

Executive Employment Arrangements

        On July 2, 2007 we entered into new employment agreements with Douglas B. Mackie, President and Chief Executive Officer, Richard M. Lowry, Executive Vice President and Chief Operating Officer, and Deborah A. Wensel, Senior Vice President and Chief Financial Officer, each referred to as an "Executive." Each employment agreement provides for an initial term of three years with automatic renewal for successive one-year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then-current term.

        Base Salary and Benefits.    The employment agreements provide for 2007 base salaries, referred to as "Base Salaries," for Messrs. Mackie and Lowry and Ms. Wensel of $432,000, $416,000 and $267,000, respectively, subject to annual increase by the Board. Each Executive is entitled to participation in our annual performance bonus plans, long-term compensation plans (including the Annual Cash Bonus Plan), and any equity-based compensation plans applicable to senior management and other benefits generally available to senior management.

        Termination for any Reason.    We are responsible for the following payments upon the Executive's termination for any reason:

  •
  earned but unpaid Base Salary through the date of termination;

  •
  any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Executive has become eligible for payment but which is unpaid at the time of termination;

  •
  any accrued but unpaid vacation;

  •
  any amounts payable under our executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

  •
  any unreimbursed business expenses.

Additionally, Mr. Lowry and Ms. Wensel would be entitled to continued health benefits during the COBRA continuation period, and Mr. Mackie and his spouse would each be eligible for continued health benefits until they become eligible for Medicare coverage.

        Voluntary Termination of Employment for Other than Good Reason.    Upon termination for other than Good Reason (as defined below), the Executive would be entitled to a pro-rata portion of the target bonus under our annual incentive plan for the year in which such termination occurs.

        "Good Reason" means the occurrence of any of the following without the Executive's consent:

  •
  a material reduction or a material adverse alteration in the nature of the Executive's position, responsibilities or authorities or assigning duties to the Executive that are materially inconsistent with those of the Executive's position for similar companies in similar industries;

  •
  the Executive's becoming the holder of a lesser office or title than that previously held or altering the Executive's reporting requirements;

  •
  any material breach of this Agreement by us which causes an adverse change to the terms and conditions of the Executive's employment;

  •
  our requiring the Executive to relocate his principal business office to a location not within fifty (50) miles of our principal business office located in Oak Brook, Illinois;

  •
  any reduction in the aggregate of the Executive's bonus opportunity, salary and benefits, other than a reduction in bonus opportunity or benefits generally applicable to executive employees; or

  •
  any failure to nominate or elect the Executive in his or her current office or as a Director of our Board.

A resignation is not deemed to occur for "Good Reason" unless the Executive provides notice to us, and such resignation occurs, within 90 days after the event or condition giving rise thereto. Upon receiving notice from the Executive, we have a period of thirty (30) days during which we may remedy the event or condition.

        Termination of Employment for Death or Disability.    Upon the Executive's termination of employment by reason of death or disability (as defined in the agreement), the Executive (or his or her estate) is entitled receive a pro rata portion of any bonus payable under our annual incentive plan for the year in which such termination occurs based on the highest of:

  •
  the actual annual bonus paid for the fiscal year immediately preceding such termination;

  •
  the target bonus for the fiscal year in which such termination occurs; or

  •
  the actual bonus attained for the fiscal year in which such termination occurs.

        Termination without Cause, or Voluntary Termination for Good Reason.    In the event of the Executive's termination by us without "Cause" (as defined below) or by the Executive for Good Reason, Mr. Mackie or Mr. Lowry would be entitled to a lump sum of two multiplied by the sum of the Executive's Base Salary and "Annual Bonus." For this purpose, "Annual Bonus" will be determined as the highest of:

  •
  the actual annual bonus paid for the fiscal year immediately preceding such termination;

  •
  the target bonus for the fiscal year in which such termination occurs; or

  •
  the actual bonus for the fiscal year in which such termination occurs.

Ms. Wensel is entitled to the same termination pay, but calculated at one and one-half (1.5) times the sum of Base Salary and Annual Bonus. Additionally, the Executive would be entitled to continued coverage under our medical, dental, life, disability, 401(k), profit sharing and other executive benefit plans for a set period (24 months for Messrs. Mackie and Lowry, and 18 months for Ms. Wensel) after the date of termination, referred to as the "Benefits Continuation Period," at the same cost to the

Executive as in effect on the date of the Executive's termination, as well as access to professional outplacement services. The Benefits Continuation Period applies for purposes of determining the Executive's age and service with us with respect to (i) eligibility, vesting and the amount of benefits under our executive benefit plans, and (ii) the vesting of any outstanding stock options, restricted stock or other equity based compensation awards.

        Under the employment agreements, "Cause" means:

  •
  the Executive's willful and continued failure to substantially perform his or her material duties as our executive (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board;

  •
  the Executive's willful misconduct, which is demonstrably and materially injurious to us, monetarily or otherwise;

  •
  the Executive's engaging in egregious misconduct involving serious moral turpitude to the extent that his or her creditability and reputation no longer conforms to our standard of senior executive officers;

  •
  the Executive's conviction of, or plea of guilty or nolo contendere to, a felony;

  •
  the Executive's material breach of our material written policy;

  •
  the Executive's failure to reasonably cooperate with any audit or investigation involving us or our business practices; or

  •
  the Executive's material breach of this agreement.

        Change in Control.    If within two years of a Change in Control (as defined below), we terminate Mr. Mackie's or Mr. Lowry's employment other than for Cause or either such Executive voluntarily terminates his employment for Good Reason, we will pay Mr. Mackie or Mr. Lowry, as applicable, two and one-half (2.5) times the sum of (i) such Executive's Base Salary in effect on the date of termination of employment and (ii) the Annual Bonus. Ms. Wensel is entitled to a payment upon a Change of Control equal to two times the sum of her Base Salary and Annual Bonus. Following termination upon a Change in Control, each Executive would be eligible to receive continued benefits during the applicable Benefits Continuation Period, and as well as access to professional outplacement services.

        For purposes of the employment agreements with the Executives, our "Change in Control" will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

  •
  The "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than twenty-five percent (25%) of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, referred to as the "Voting Securities," is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than us, any trustee or other fiduciary holding securities under our employee benefit plan, our holders of capital stock as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock); provided, however that any acquisition from us or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) (listed below) will not be a Change in Control, and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of our Voting Securities;

  •
  Individuals who, as of July 2, 2007, constitute the Board, referred to as the "Incumbent Board," cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

  •
  Consummation by us of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, referred to as a "Business Combination," in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination, referred to as the "Surviving Corporation," or (y) if applicable, a corporation that as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries, referred to as the "Parent Corporation," is represented, directly or indirectly by Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Voting Securities, (B) no Person (excluding any of our employee benefit plan (or related trust) or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that our ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  •
  Approval by our stockholders of a complete liquidation or dissolution of us.

        However, in no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed "part of a purchasing group" if the Executive is an equity participant in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (i) and (ii)).

        Confidentiality and Non-Competition.    Each Executive is subject to provisions restricting disclosure of non-public information. During the terms of their employment agreements and for two years thereafter (or, if such termination arises under circumstances where Mr. Mackie or Mr. Lowry is entitled to payments as a result of a Change of Control, during the period of his employment and for a period of 30 months thereafter), Messrs. Mackie and Lowry are prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business. During the term of her employment agreement and for 18 months thereafter (or, if such termination arises under circumstances where Ms. Wensel is entitled to payments as a result of a Change of Control, during the period of her employment and for a period of 24 months thereafter), Ms. Wensel is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business.

Other Potential Post-Employment Payments

        Below is the estimated amount that each of Messrs. Mackie and Lowry and Ms. Wensel would be entitled to receive upon termination of their employment pursuant to the terms of their employment agreement as of December 31, 2007.

Potential Payments upon Termination or Change in Control

Name	Benefit	Termination without Cause or for Good Reason	Voluntary Termination	Death or Disability	Change in Control

Douglas B. Mackie	Base salary	$864,000	$432,000	$432,000	$1,080,000
	Bonus	778,500	389,250	389,250	973,125
	Benefits(1)	371,465	134,340	134,340	465,082
	Stock awards(2)	—	—	—	877,607

Total:		2,013,965	955,590	955,590	3,395,814

Deborah A. Wensel	Base salary	400,500	267,000	267,000	534,000
	Bonus	244,875	163,250	163,250	326,500
	Benefits(1)	143,114	45,947	45,947	190,819
	Stock awards(2)	—	—	—	333,130

Total:		788,489	476,197	476,197	1,384,449

Richard M. Lowry	Base salary	832,000	416,000	416,000	1,040,000
	Bonus	749,660	374,830	374,830	937,075
	Benefits(1)	354,552	127,154	127,154	443,940
	Stock awards(2)	—	—	—	877,607

Total:		1,936,212	917,984	917,984	3,298,622

(1)
Benefits include auto, 401(k) lost benefit, medical and dental, profit sharing, 401(k) match, and life and disability insurance. The total amounts include the following:

Name	Benefit	Termination without Cause or for Good Reason	Voluntary Termination, Death or Disability	Change in Control

Douglas B. Mackie	401(k) Lost benefit	$268,680	$134,340	$335,850
	Profit sharing	28,000	—	35,750
	401(k) match	31,000	—	38,750

Deborah A. Wensel	401(k) Lost benefit	68,921	45,947	91,894
	Profit sharing	21,000	—	28,000
	401(k) match	23,250	—	31,000

Richard M. Lowry	401(k) Lost benefit	254,308	127,154	317,885
	Profit sharing	28,000	—	35,750
	401(k) match	31,000	—	38,750

(2)
All stock awards vest upon our sale as defined in the management equity agreements, the terms of which are set forth below.

        In addition, Messrs. Simonelli and Johnson would be entitled to severance compensation if the executive is terminated by us for any reason other than cause, death or permanent disability. Severance payments are based on years of service. Based on their years of service, Mr. Johnson would receive five months of severance pay and Mr. Simonelli would receive six months of severance pay. Payments would be made by us on a semi-monthly basis, but could be paid in a lump sum if agreed to by the Compensation Committee. If terminated on December 31, 2007, Mr. Simonelli and Mr. Johnson would have received approximately $87,500 and $53,333, respectively, as severance. Upon our sale (as defined in the management equity agreements), Mr. Simonelli's and Mr. Johnson's unvested stock would have vested and been valued at $111,232 and $78,140, respectively, as of December 31, 2007.

        Management Equity Agreement.    In connection with the Aldabra Merger, certain members of management, entered into an amended and restated management equity agreement among Aldabra, GLDD Acquisitions Corp., Great Lakes and each of the persons identified in the agreement. Under this amended and restated management equity agreement, shares of common stock held by our management stockholders were 60% vested as of the date of the merger with 50% of the remainder vested on December 22, 2007 and 50% vesting on December 22, 2008; provided that, as of each such date the executive is and has continued to be employed by us or any of our subsidiaries. If an executive ceases to be employed by us or our subsidiaries prior to the vesting dates, the cumulative percentage of such executive's vesting shares to become vested shall be determined on a pro rata basis according to the number of days elapsed since the immediately preceding vesting date, or in the event of a termination before December 22, 2008, since December 22, 2007. In no event shall any vesting shares vest after the date that an executive ceases to be employed by us or one of our subsidiaries.

        In the event of our sale, all of an executive's unvested shares shall become vested; provided that, as a condition to such vesting, the executive shall, if requested by the purchaser and for no additional consideration, agree to continue employment for up to 12 months following such sale so long as such executive's compensation package and job description immediately following such sale is reasonably similar in scope, remuneration, location and responsibility as prior to such event. For purposes of the management equity agreement, "our sale" means our sale to an independent third party or affiliated group of independent third parties pursuant to which such party or parties acquire:

  •
  our capital stock (or rights to acquire capital stock) possessing the voting power (or the right to acquire our capital stock possessing the voting power) to elect a majority of our Board (whether by merger, consolidation or sale or transfer of our capital stock), or

  •
  substantially all of our assets determined on a consolidated basis.

        In the event an executive ceases to be employed by us or one of our subsidiaries for any reason, the executive's unvested shares shall be subject to repurchase by us. The purchase price for such unvested shares shall be the lower of the fair market value, referred to as "FMV," and the original cost of such shares. In no event shall we have the right to repurchase vested shares.

        Notwithstanding the foregoing, an executive terminated without cause whose unvested shares are repurchased by us, referred to as the "Called Shares," shall be entitled to a purchase price adjustment if:

  •
  within six months thereafter we engage in a merger, consolidation, acquisition, liquidation or public offering of common stock (other than (1) an offering on Form S-8 or any successor forms or any other registration statement relating to a special offering to our employees or (2) a registration statement relating to a unit offering); and

  •
  the per share consideration or net proceeds received by the executives in such transaction or offering exceeds the FMV used in calculating the purchase price of the Called Shares (adjusted downward to reflect what the per share consideration or net proceeds for the Called Shares would have been had the Called Shares been outstanding on the date of the closing such transaction or offering). In such event, the executive shall be entitled to receive an amount per Called Share equal to such excess multiplied by the applicable FMV price percentage within 30 days after the closing of any such transaction or offering.

        For purposes of the management equity agreement, the following terms shall have the meanings as set forth below:

  •
  "Cause" means the executive's (i) act or acts of dishonesty, moral turpitude or criminality, (ii) continued failure to perform such executive's duties as an employee or (iii) willful or deliberate violations of such executive's obligations to us that result in injury to us.

  •
  "FMV price percentage" means 20% multiplied by the number of full years elapsed between the effective time of the merger and the termination date for such executive.

        The unvested shares held by our management stockholders are subject to certain transfer restrictions. Specifically, the only permitted transfers of shares are those made pursuant to laws of descent and distribution or to an executive's family group (meaning such executive's spouse and descendants). Transferees of such shares shall be subject to the transfer restrictions as set forth in the management equity agreement.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2007, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra's chief executive officer, secretary and a member of Aldabra's board of directors from Aldabra's inception until the completion of the Aldabra merger in December 2006. No interlocking relationship existed during the fiscal year ended December 31, 2007 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Persons

        Investor Rights Agreement.    In connection with the Aldabra Merger, Aldabra, Great Lakes, MDCP IV, certain Aldabra stockholders and certain of our stockholders entered into an investor rights agreement. The investor rights agreement provides for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements, referred to as the "Aldabra Registrable Securities," shares held by MDCP IV, referred to as the "MDP Registrable Securities," and to shares held by certain other of our stockholders party to the investor rights agreement, referred to as the "Other Registrable Securities." Holders of at least a majority of MDP Registrable Securities, or Aldabra Registrable Securities after February 17, 2008, will have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of the MDP Registrable Securities may demand three long-form registrations and an unlimited number of short-form registrations, while holders of the Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever we propose to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities, MDP Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration. The investor rights agreement also provides that MDCP IV has the right to designate the number of directors to our Board that is proportionate to its voting power, as represented by the number of our shares owned by MDCP IV.

        Additionally, the investor rights agreement sets forth affirmative and negative covenants to which we were subject to as long as MDCP IV owned more than 25% of our voting power, but on August 1, 2007, the percentage of MDP Registrable Securities fell below this 25% threshold. The negative covenants restricted us and/or our subsidiaries from conducting certain activities or taking certain actions, including, without limitation, making distributions on our capital stock, redemptions, purchase or acquisitions of our equity securities, issuance of debt or convertible or exchangeable debt securities, mergers and acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, change of organizational documents, and change of arrangements with our officers, directors, employees and other related persons. The affirmative covenants provide that, without the prior written consent of MDCP IV, we and/or our subsidiaries are required to perform certain activities, which include, without limitation, preservation of our corporate existence and material licenses, authorizations and permits necessary to the conduct of our business, maintenance of our material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage, and maintenance of proper books of record and account.

        On December 26, 2006, following the Aldabra Acquisition, MDCP IV beneficially owned approximately 67% of our outstanding common stock. As of April 10, MDCP IV owned approximately 24.5% of our outstanding common stock. The investor rights agreement provides that MDCP IV shall have the right to designate a number of directors proportionate to its voting power.

        Escrow of Aldabra Founders Shares.    All of the shares of our common stock that were issued to the founders of Aldabra, including Messrs. Leight, Deutsch and Weiss and their respective affiliates, in exchange for their Aldabra common stock that was issued prior to Aldabra's initial public offering, were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

  •
  February 17, 2008; or

  •
  the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

        During the escrow period, these shares could not be sold, but the holders of these shares retained all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared.

        On February 17, 2008, this escrow agreement was terminated and the shares held in escrow were distributed to the Aldabra founders, including Messrs. Leight, Deutsch and Weiss and their respective affiliates, subject to any restrictive legends on such shares and applicable rules and regulations of the SEC.

Family Relationships

        In March 2007, we hired Kathleen LaVoy as our Assistant General Counsel. Mrs. LaVoy is the daughter of Douglas B. Mackie. During fiscal 2007, Mrs. LaVoy received $129,552 total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

        Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing. The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms "interested transaction" and "related parties" are defined as follows:

  •
  "interested transaction" means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which

  •
  the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

  •
  we are a participant; and

  •
  any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

  •
  "related party" means any:

  •
  person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

  •
  greater than five percent (5%) beneficial owner of our common stock; or

  •
  immediate family member of any of the foregoing. Immediate family member includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

        In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

        Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

        The Audit Committee has reviewed the following transactions and determined that each such transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

  •
  Employment of executive officers.  Any employment by us of an executive officer if:

  •
  the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to "named executive officers;" or

  •
  the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a "named executive officer," and our Compensation Committee approved (or recommended that our Board approve) such compensation.

  •
  Director compensation.  Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC's compensation disclosure requirements.

  •
  Certain transactions with other companies.  Any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company's total annual revenues.

  •
  Certain charitable contributions.  Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization's total annual receipts.

  •
  Transactions where all stockholders receive proportional benefits.  Any transaction where the Related Person's interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

        Entering into the investor rights agreement was approved by our entire Board of Directors in connection with the Aldabra Merger. Prior to the Aldabra Merger, we did not have an independent audit committee, as we were a privately held company.

MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

        Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the fiscal year ending December 31, 2008. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 17 of this proxy statement.

Professional Fees

        We paid the following professional fees to our registered independent accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2007 and 2006:

	Paid for the year ending December 31,
	2007	2006
	in thousands
Audit Fees(1)	$1,455.8	$962.0
Audit-Related Fees	—	—
Tax Fees(2)	153.3	36.4
All Other Fees(3)	—	—

Total	$1,609.1	$998.4

(1)
This category includes audit fees for services related to our annual audits of our financial statements and, beginning in 2007, internal control over financial reporting, and quarterly reviews of our financial statements performed in accordance with generally accepted accounting standards, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements. This category for the period ended December 31, 2006 includes $228,000 in audit fees related to the Aldabra Merger transaction.

(2)
This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(3)
We paid no fees to our principal independent accountants for other services.

Pre-Approval Policy for Independent Accountant Services

        The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provide by our independent accountants. From time to time, however, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2007, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent accountants.

Report of the Audit Committee of the Board of Directors

        With respect to fiscal 2007, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with our independent auditor, Deloitte & Touche LLP, referred to as "Deloitte," the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  •
  received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte its independence.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2007 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Jonathan W. Berger, Chairman
Bruce J. Biemeck
Peter R. Deutsch

MISCELLANEOUS

Solicitation of Proxies

        We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $5,500, plus reimbursement for out-of-pocket expenses.

Proposals for the 2009 Annual Meeting

        Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2009 Annual Meeting of Stockholders and to be included in our proxy statement must be received at our executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than the close of business on December 15, 2008. Proposals should be sent to the attention of our Secretary at our principal executive office. Pursuant to our By-laws, in order for a stockholder's nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder's intent to bring a matter before the Annual Meeting no earlier than December 15, 2008, and no later than January 14, 2009. If the 2009 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2008 Annual Meeting, written notice of such stockholder's intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our By-laws.

Annual Report

        Our Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

        This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2007, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our 2007 Annual Report on Form 10-K) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Deborah A. Wensel
Chief Financial Officer and Secretary
Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, IL 60523

        We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2007 are available at www.gldd.com.

        You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials also can be obtained at the SEC's website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

        The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

        The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors,

Deborah A. Wensel Secretary
April 14, 2008

VOTE BY INTERNET OR TELEPHONE

QUICK * * * EASY * * * IMMEDIATE

Great Lakes Dredge & Dock Corporation

Voting by telephone or Internet is quick, easy and immediate.  As a stockholder of Great Lakes Dredge & Dock Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card.  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on May 13, 2008.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com.

Have your proxy card available when you access the above website.  Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (866) 894-0537.

Use any touch-tone telephone to vote your proxy.  Have your proxy card available when you call.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING
ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Please mark your vote like this	☐

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PROPOSALS.

		FOR the nominee listed to the left	WITHHOLD AUTHORITY to vote for the nominee listed to the left		FOR	AGAINST	ABSTAIN
1. Election of three directors nominated by the Board of Directors.				2. To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
NOMINEES:	01 Peter R. Deutsch	☐	☐

	02 Nathan D. Leight	☐	☐

	03 Douglas B. Mackie	☐	☐

3.  In his or her discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the fiscal year ended December 31, 2007.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.

Note:  If shares are held jointly, both holders should sign.  Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles.  Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 14, 2008

(Solicited On Behalf Of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Douglas B. Mackie and Deborah A. Wensel, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2008 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the Renaissance Hotel, 2100 Spring Road, Oak Brook, Illinois 60523 on Wednesday, May 14, 2008 at 10:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITOR
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION Summary Compensation Table For Year Ended December 31, 2007
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS
MISCELLANEOUS
INCORPORATION BY REFERENCE